Exhibit 99.5

GUARANTEE

For value received, Nexstar Broadcasting Group, Inc. (the “Parent Guarantor,” which term includes any successor Person under the Indenture (as defined below)) has, jointly and severally, unconditionally guaranteed, to the extent set forth in and subject to the provisions in the Indenture (the “Original Indenture”), dated as of December 30, 2003, among Nexstar Broadcasting, Inc. (the “Issuer”), Mission Broadcasting, Inc. (“Mission”), the other guarantor parties thereto and The Bank of New York, as trustee (the “Trustee”), as amended by the Supplemental Indenture, dated as of hereof, among the Issuer, Mission, the Parent Guarantor and the Trustee, (the “Supplemental Indenture” and, together with the Original Indenture, the “Indenture”), (a) the due and punctual payment of the principal of, premium, if any, and interest on the Notes (as defined in the Indenture), whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal and premium, and, to the extent permitted by law, interest, and the due and punctual performance of all other financial obligations of the Company to the Holders or the Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other financial obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. The financial obligations of the Parent Guarantor to the Holders of Notes and to the Trustee pursuant to the Note Guarantee and the Indenture are expressly set forth in the Supplemental Indenture and reference is hereby made to the Indenture for the precise terms of the Note Guarantee. Each Holder of a Note, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee, on behalf of such Holder, to take such action as may be necessary or appropriate to effectuate the subordination as provided in the Indenture and (c) appoints the Trustee attorney-in-fact of such Holder for such purpose; provided, however, that the Indebtedness evidenced by this Note Guarantee shall cease to be so subordinated and subject in right of payment upon any defeasance of this Note in accordance with the provisions of the Indenture. Notwithstanding anything contained in this Note Guarantee to the contrary, other than with respect to the Supplemental Indenture and Sections 11.01, 11.02, 11.03 and 11.04 of the Original Indenture, the Parent Guarantor will not be considered a “Guarantor” for any purpose under the Indenture and, therefore, other than with respect to the Supplemental Indenture and Sections 11.01, 11.02, 11.03 and 11.04 of the Original Indenture, will not be subject to the Indenture.

NEXSTAR BROADCASTING GROUP, INC.

By:	/s/ Perry A. Sook
Name:	Perry A. Sook
Title:	President and Chief Executive Officer

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